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                                                            Exhibit 5.1
                                                            -----------

                                January 31, 2000


Seagate Technology, Inc.
920 Disc Drive
Scoots Valley, California  95066

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 28, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 350,563 shares of your Common Stock (the "Shares") reserved for issuance under the XIOtech Corporation Amended and Restated 1996 Stock Option Plan.

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the XIOtech Corporation Amended and Restated 1996 Stock Option Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                        Sincerely,


                                        /s/ WILSON SONSINI GOODRICH & ROSATI

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation